SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 26, 2004

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Exhibit Index on Page 3

Item 9. Information Provided Under Item 9 Regulation FD Disclosure

The following information is furnished pursuant to Item 9, Regulation FD Disclosure.

On October 26, 2004, Tripos, Inc. issued a press release announcing its financial results for the third quarter ended September 30, 2004. A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: October 26, 2004

INDEX TO EXHIBITS

Exhibit No. Description

99.1                       Press release, dated October 26, 2004, issued by Tripos, Inc.

Exhibit 99.1

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Director

(425) 638-7134

lisao@wagged.com

For Release 6 a.m. EDT

Oct. 26, 2004

Tripos Reports Third-Quarter 2004 Financial Results

Company Achieves Continued Sales Growth and Operating Profits

ST. LOUIS -- Oct. 26, 2004 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced continuing improvement in its financial results this year.

For the three months ended Sept. 30, 2004, those results included the following:

  Tripos posted revenues of $16.1 million, a 16 percent increase from the previous year's third-quarter revenues of $13.8 million.
  Operating profit was $735,000, compared with an operating loss of $835,000 in the third quarter of 2003, an improvement of $1.6 million year over year.
  Pretax income was $367,000, compared with pretax income of $1.7 million for the same period in 2003. Pretax income for the third quarter of 2003 included $1.5 million from the sale of shares of Arena Pharmaceuticals Inc. common stock.
  Net loss was $145,000, or $0.02 per basic share, compared with income of $964,000, or $0.10 per diluted share, for the third quarter of 2003. The third-quarter 2004 tax rate included a valuation allowance for certain deferred tax assets. Third-quarter 2003 included $868,000 of after-tax gain, $0.09 per diluted share, from the sale of shares of Arena Pharmaceuticals.

For the nine months ended Sept. 30, 2004, the financials were as follows:

  Tripos posted revenues of $47.5 million, a 14 percent increase from the previous year's first nine-month revenues of $41.5 million.
  Operating profit for this period in 2004 was $1.5 million, compared with an operating loss of
  $3 million in the first nine months of 2003, an improvement of $4.5 million year over year.
  Pretax income was $721,000, compared with pretax income of $4.5 million for the same period in 2003. Pretax income in the first nine months of 2003 included $6.1 million from the sale of shares of Arena Pharmaceuticals.
  Net loss was $14,000, or $0.00 per basic share after including a valuation allowance for certain deferred tax assets in 2004. This compares with net income of $2.5 million, or $0.27 per diluted share, for the first nine months of 2003. The nine-month period ended Sept. 30, 2003, included an after-tax gain of $3.5 million or $0.37 per diluted share from the sale of Arena stock.

"Consistent with our performance objectives for the year, Tripos successfully delivered double-digit revenue growth and recorded another quarter of operating profitability," said Dr. John P. McAlister, president and CEO of Tripos. "This solid performance stems from a concentration on operational efficiencies across our business and from investments we have made over the past two years to develop innovative products and capabilities."

Third-Quarter Operational Highlights

Tripos announced the following strategic initiatives during the third quarter:

  Expanded contract with Schering AG related to the company's ongoing Tripos Discovery Informatics collaboration on the Enterprise Chemical Information Management System (ECIMS). The expanded contract includes the final development and deployment of the initial phase of the new system and provides Tripos with increased incremental funding.
  Released SARNavigatorTM 1.5, a new research application that allows scientists to rapidly and objectively analyze the large quantities of chemical and biological data that were the result of real or virtual high-throughput screening.
  Selected by the European Molecular Biology Laboratory (EMBL) and the German Cancer Research Center (DKFZ) to assist in rapid identification of potential molecular leads. EMBL, a leading molecular biology research institute, and DKFZ, a member of the Helmholtz Association of National Research Centres, jointly established one of the first European academic small-molecule screening facilities in Heidelberg, Germany.
  Established a new partnership with Divergence Inc., a leader in the discovery of genomics-based solutions for the prevention and treatment of parasitic infections, which will bring drug discovery technologies to crop protection and veterinary applications. Tripos will assist in the rapid optimization of molecular leads discovered by Divergence.
  Formally opened Tripos Discovery Research Ltd.'s (TDR's) new research facility in Bude, England, with His Royal Highness the Duke of York KCVO ADC officiating. The new TDR facility is designed to meet increased demand created by the continuing trend for outsourced research in the global pharmaceutical industry and TDR's expanding partnership base.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com. An archived copy of the Tripos webcast will be available beginning at 1 p.m. EDT today, and will remain on the Tripos Web site through Nov. 26.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Tripos collaborates with clients to accelerate and improve the creation of life-enhancing products. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per-share data)
	Three Months Ended		Nine Months Ended
	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
Net sales		Restated		Restated
Discovery software products and support	$ 6,005	$ 5,779	$ 18,225	$ 17,611
Discovery informatics services	1,247	759	2,681	3,034
Discovery research products and services	8,824	7,154	26,459	20,105
Hardware	24	152	98	781
Total net sales	16,100	13,844	47,463	41,531

Cost of sales	8,333	6,236	23,435	18,768
Gross profit	7,767	7,608	24,028	22,763

Operating expenses
Sales and marketing	3,089	3,260	9,464	9,901
Research and development	2,140	3,369	7,433	10,200
General and administrative	1,803	1,814	5,585	5,646
Total operating expenses	7,032	8,443	22,482	25,747

Income (loss) from operations	735	(835)	1,546	(2,984)

Other income (loss), net	(368)	2,521	(825)	7,445
Income before income taxes	367	1,686	721	4,461

Income tax expense	512	722	735	1,909
Net income	$ (145)	$ 964	$ (14)	$ 2,552

Basic income per share	$ (0.02)	$ 0.11	$ (0.00)	$ 0.29
Diluted income per share	$ (0.02)	$ 0.10	$ (0.00)	$ 0.27
Basic weighted average shares	9,290	8,988	9,170	8,934
Diluted shares outstanding	9,290	9,459	9,170	9,310

Tripos, Inc.

Consolidated Balance Sheets

(in thousands, except per-share data)
	30-Sep-2004	31-Dec-2003
	Unaudited
Assets:
Current assets:
Cash and cash equivalents	$ 4,768	$ 2,945
Marketable securities	49	1,121
Accounts receivable	10,391	16,662
Inventory	11,873	12,863
Deferred income taxes	419	--
Prepaid expenses	2,870	5,054
Total current assets	30,370	38,645
Property and equipment, less accumulated depreciation	29,376	27,926
Capitalized development costs, net	2,420	2,417
Goodwill	965	965
Investments recorded at cost	1,482	1,352
Deferred income taxes	--	--
Other, net	181	390
Total assets	$ 64,794	$ 71,695

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt and capital leases	$ 3,617	$ 10,510
Accounts payable	1,576	2,405
Accrued expenses	4,235	7,688
Deferred revenue	18,804	17,079
Deferred income taxes	--	219
Total current liabilities	28,232	37,901
Long-term portion of capital leases	3,579	2,463
Long-term debt	3,752	3,915
Deferred income taxes	967	422
Shareholders' equity
Common stock	47	45
Additional paid-in capital	37,142	36,502
Retained earnings (deficit)	(8,336)	(8,321)
Other comprehensive income (deficit)	(589)	(1,232)
Total shareholders' equity	28,264	26,994
Total liabilities and shareholders' equity	$ 64,794	$ 71,695